Investor Relations:	Deborah Abraham

Director, Investor Relations

(212) 287-8289

FOR IMMEDIATE RELEASE

WARNACO REPORTS FOURTH QUARTER AND FISCAL 2006 RESULTS

Fourth quarter net revenues increase 36%; Fiscal 2006 net revenues increase 24%

Fourth quarter income from continuing operations $0.55 per diluted share;

Fiscal 2006 income from continuing operations $1.57 per diluted share

______________________________________________________________________

NEW YORK -- February 26, 2007 -- The Warnaco Group, Inc. (NASDAQ: WRNC) today reported results for the fourth quarter and full year ended December 30, 2006.

During the fourth quarter of fiscal 2006:

•	Net revenues increased 35.6% to $480.6 million compared to $354.5 million in the fourth quarter of fiscal 2005.
•	Gross profit margin was 38.3% of net revenues compared to 34.7% in the prior year quarter.
•

Operating income increased to $41.1 million, from $19.1 million in the prior year quarter. Pension income was $1.8 million for the fourth quarter of fiscal 2006 compared to pension expense of $0.9 million in the prior year quarter.

•	Net income was $18.9 million, or $0.41 per diluted share, compared to $6.9 million, or $0.15 per diluted share, in the prior year quarter.
•	Losses from discontinued operations (net of taxes) were $6.3 million, or $0.14 per diluted share, compared to $2.3 million, or $0.05 per diluted share, in the fourth quarter of fiscal 2005.
•	Income from continuing operations was $25.1 million, or $0.55 per diluted share, compared to $9.2 million, or $0.20 per diluted share, for the fourth quarter of fiscal 2005.

In fiscal 2006:

•	Net revenues increased 23.8% to $1.83 billion from $1.48 billion in fiscal 2005.
•	Gross profit margin increased 400 basis points to 37.9% of net revenues.
•	Operating income increased to $130.3 million, from $107.4 million in the prior year. Pension income was $1.8 million in fiscal 2006 compared to pension expense of $1.6 million in the prior year.
•	Provision for income taxes was $23.9 million, or an effective tax rate of 24.5% compared to $32.8 million, or an effective tax rate of 37.2%, in the prior year.

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•	Net income was $50.8 million, or $1.08 per diluted share, compared to $49.5 million, or $1.06 per diluted share, in fiscal 2005.
•	Losses from discontinued operations (net of taxes) were $22.9 million, or $0.49 per diluted share, compared to $6.0 million, or $0.13 per diluted share, in the prior year.
•	Income from continuing operations totaled $73.6 million, or $1.57 per diluted share, compared to $55.5 million, or $1.19 per diluted share, for fiscal 2005.

Fiscal 2007 outlook:

•	Net revenues are expected to grow in the mid-single digits over fiscal 2006 levels.
•	Earnings per diluted share are expected to be between $1.70 - $1.79 (assuming minimal pension expense and a tax rate of approximately 29%).

The Company notes that certain fiscal 2005 information in this release (and in the attached schedules) reflects the reclassification of certain operations which were discontinued in fiscal 2006.

The Company also notes that the fourth quarter and fiscal 2006 results include the operations of the acquired Calvin Klein® Jeans and related businesses in Europe and Asia (“CKJEA”). Excluding CKJEA, net revenues for the quarter and year increased 11.9% and 2.5% to $396.7 million and $1.5 billion, respectively. Excluding CKJEA, operating income for the quarter and year was $42.0 million and $108.3 million, compared to $19.1 million and $107.4 million, respectively.

“We finished the year on a high note led by the performance of our Calvin Klein businesses which collectively surpassed one billion dollars in revenues for fiscal 2006,” said Joe Gromek, Warnaco’s President and Chief Executive Officer. “During the year, we focused on executing our strategic business initiatives, namely innovative product extensions, geographic expansion and direct to consumer development. We successfully integrated the acquisition of the Calvin Klein Jeans and related businesses in Europe and Asia, expanded our regional and country platforms, and continued to develop a world class sourcing operation. At the same time, we remained disciplined in the assessment of Warnaco’s portfolio of brands and focused on - and continue to focus on - the opportunities that we believe present our shareholders the greatest revenue and profit potential.”

Mr. Gromek concluded, "I would also like to thank our more than 10,000 associates worldwide for their efforts and support. As we look toward fiscal 2007 and beyond, we believe we are well positioned for continued profitable growth."

Financial data as of December 30, 2006 and December 31, 2005 and for the three and twelve month periods ended December 30, 2006 and December 31, 2005 can be found on the schedules attached to this release.

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Fourth Quarter Results

For the fourth quarter, net revenues increased 35.6% to $480.6 million from $354.5 million in the prior year quarter, due primarily to the acquisition of CKJEA, as well as growth in both Calvin Klein Underwear and the North American Calvin Klein Jeans business. Net revenues for the fourth quarter benefited by approximately $6.0 million related to the translation of foreign currencies into U.S. dollars, primarily as a result of a stronger Euro and Canadian dollar relative to the fourth quarter of fiscal 2005.

Gross profit was $184.3 million, or 38.3% of net revenues, compared to $122.9 million, or 34.7% of net revenues, for the fourth quarter of fiscal 2005. Gross profit margin was driven by strong consumer demand and a shift in mix favoring higher margin channels of distribution, including international and direct to consumer. In particular, the Company’s Calvin Klein Underwear division recorded a 320 basis point improvement in gross profit margin and the North American Calvin Klein Jeans business reported a 1500 basis point improvement. Gross profit benefited by approximately $3.1 million related to the translation of foreign currencies into U.S. dollars, primarily as a result of a stronger Euro and Canadian dollar relative to the fourth quarter of fiscal 2005.

Selling, general and administrative (“SG&A”) expenses were $142.3 million compared to $101.6 million in the fourth quarter of fiscal 2005. As a percentage of net revenues SG&A was up 90 basis points to 29.6%. Excluding the $36.8 million of SG&A expense related to CKJEA, SG&A as a percentage of net revenues was down more than 200 basis points, driven by disciplined expense control. SG&A was negatively affected by approximately $2.2 million related to the translation of foreign currencies into U.S. dollars, primarily as a result of a stronger Euro and Canadian dollar relative to the fourth quarter of fiscal 2005.

Operating income in the fourth quarter was $41.1 million compared to $19.1 million in the fourth quarter of fiscal 2005. Operating income for the fourth quarter of fiscal 2006 includes $1.8 million of pension income compared to $0.9 million of pension expense for the fourth quarter of fiscal 2005. Operating income benefited by approximately $0.8 million related to the translation of foreign currencies into U.S. dollars, primarily as a result of a stronger Euro and Canadian dollar relative to the fourth quarter of fiscal 2005.

For the quarter, the provision for income taxes was $6.4 million, or an effective tax rate of 20.3%, compared to $5.2 million, or an effective tax rate of 36.3%, in the prior year period. The effective tax rate for the quarter reflects full year adjustments to the Company’s tax rate recorded in the fourth quarter related to the previously announced foreign tax ruling, the increased mix of profits derived from the Company’s international operations in fiscal 2006 compared to fiscal 2005 and certain favorable adjustments related to, among other things, valuation allowances that had been established against foreign net operating losses.

Income from continuing operations was $25.1 million, or $0.55 per diluted share, compared to $9.2 million, or $0.20 per diluted share, for the fourth quarter of fiscal 2005.

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For the quarter, losses from discontinued operations (net of taxes) were $6.3 million, or $0.14 per diluted share, compared to $2.3 million, or $0.05 per diluted share, in the prior year quarter. As previously announced, during the fourth quarter the Company discontinued several smaller less profitable businesses.

Net income was $18.9 million, or $0.41 per diluted share, compared to $6.9 million, or $0.15 per diluted share, in the prior year quarter.

Fiscal Year Results

Net revenues grew 23.8% to $1.83 billion in fiscal 2006 from $1.48 billion in fiscal 2005. The CKJEA businesses contributed $314.2 million to revenue and Calvin Klein Underwear revenues grew in excess of 18%. The gains were partially offset by revenue declines in Chaps® and the North American Calvin Klein Jeans business. Net revenues for the year benefited by approximately $9.0 million related to the translation of foreign currencies into U.S. dollars, primarily as a result of a stronger Euro and Canadian dollar relative to fiscal 2005.

Gross profit was $692.2 million, or 37.9% of net revenues, for fiscal 2006 versus $500.9 million, or 33.9% of net revenues, for fiscal 2005. The 400 basis point improvement in gross profit margin was primarily driven by an increase in higher margin international and direct to consumer sales and the ongoing benefits of the Company’s sourcing initiatives. Gross profit benefited by approximately $4.0 million related to the translation of foreign currencies into U.S. dollars, primarily as a result of a stronger Euro and Canadian dollar relative to fiscal 2005.

SG&A expenses were $551.1 million, or 30.2% of net revenues, for fiscal 2006 compared to $388.4 million, or 26.3% of net revenues, for fiscal 2005. Excluding CKJEA, SG&A expenses were $418.7 million, or 27.7% of net revenues. SG&A expenses were affected by an incremental $10.2 million of SG&A expenses in swimwear related to increased distribution and administrative expenses incurred primarily as a result of the new systems infrastructure implementation in the first quarter and approximately $3.4 million of corporate expense related to legal fees related to the Chaps restatement. Additionally, Calvin Klein Underwear recorded an incremental $14.0 million of SG&A expense related to revenue growth and the support of the Company’s direct to consumer initiative in Europe and Asia. SG&A was negatively affected by approximately $2.2 million related to the translation of foreign currencies into U.S. dollars, primarily as a result of a stronger Euro and Canadian dollar relative to fiscal 2005.

Amortization of intangible assets increased to $12.3 million in fiscal 2006 compared to $4.0 million in the prior year, due primarily to $7.4 million in intangible assets associated with the acquisition of CKJEA.

Operating income was $130.3 million for fiscal 2006 compared to $107.4 million for fiscal 2005. Operating income as a percentage of net revenues was 7.1% in fiscal 2006 as compared to 7.3% in fiscal 2005. Operating income includes $1.8 million of pension

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income for fiscal 2006 compared to $1.6 million of pension expense for fiscal 2005. Operating income benefited by approximately $1.8 million related to the translation of foreign currencies into U.S. dollars, primarily as a result of a stronger Euro and Canadian dollar relative to fiscal 2005.

Net interest expense increased $17.6 million to $35.7 million compared to the prior year, due primarily to incremental indebtedness incurred in connection with the acquisition of the CKJEA business.

Other income was $2.9 million, compared to a $1.0 million expense in the prior year related primarily to foreign exchange rate gains on the current portion of inter company loans denominated in foreign currencies.

The provision for income taxes was $23.9 million, or an effective tax rate of 24.5%, compared to $32.8 million, or an effective tax rate of 37.2%, in the prior year. The effective tax rate for the year reflects the retroactive effect of the previously announced foreign tax ruling, the increased mix of profits derived from the Company’s international operations in fiscal 2006 compared to fiscal 2005 and certain favorable adjustments related to, among other things, valuation allowances that had been established against foreign net operating losses. The Company expects its effective tax rate for fiscal 2007 to be approximately 29%.

Income from continuing operations was $73.6 million, or $1.57 per diluted share, a 32.6% increase over $55.5 million, or $1.19 per diluted share, for fiscal 2005.

For the year, losses from discontinued operations (net of taxes) were $22.9 million, or $0.49 per diluted share, compared to $6.0 million, or $0.13 per diluted share, in fiscal 2005. During fiscal 2006, the Company sold certain assets of its Ocean Pacific business and discontinued several smaller non-core businesses.

Net income was $50.8 million, or $1.08 per diluted share, compared to $49.5 million, or $1.06 per diluted share, in the prior year.

The Company noted the following balance sheet highlights as of December 30, 2006:

Cash and cash equivalents were $167.0 million at December 30, 2006 compared to $164.2 million of cash and cash equivalents at December 31, 2005 notwithstanding approximately $70.8 million of cash (net of cash acquired) used in connection with the closing of the CKJEA acquisition.

During the fourth quarter the Company also used approximately $20.7 million in cash to repurchase 812,000 shares of common stock. To date, the Company has repurchased approximately two million shares of common stock, leaving just under one million shares remaining under the original Board authorized share repurchase plan. The share repurchase program may be modified or terminated by the Company’s Board of Directors at any time and is subject to certain limitations on repurchases under applicable debt instruments.

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Net Inventories were $407.6 million, up from $326.0 million at December 31, 2005, and includes $59.5 million of inventory related to CKJEA. The remainder of the increase primarily reflects increased inventory levels to support the growth of the Company’s direct to consumer initiatives and customer service levels in other businesses.

Commenting on the results, Larry Rutkowski, Warnaco’s Chief Financial Officer, stated, “Our business showed consistent improvement in the second half of the year. From a balance sheet perspective we enter 2007 in a solid position and we anticipate another year of strong cash flow.”

Fiscal 2007 Outlook

Mr. Rutkowski concluded, “We are optimistic about the outlook for fiscal 2007 driven by our strong portfolio of brands and initiatives in place to advance our growth while improving the profitability of our underperforming businesses. We are currently expecting 2007 net revenues to grow mid-single digits over 2006 levels. Additionally, for fiscal 2007, we currently expect earnings per share to be in the range of $1.70 to $1.79 per diluted share (assuming minimal pension expense and a tax rate of approximately 29%).”

Stockholders and other persons are invited to listen to the fourth quarter and fiscal 2006 earnings conference call scheduled for today, Monday, February 26, 2007 at 4:30 p.m. EST. To participate in Warnaco’s conference call, dial (877) 692-2592, approximately five minutes prior to the 4:30 p.m. start time. The call will also be broadcast live over the internet at www.warnaco.com. An online archive will be available following the call.

This press release was furnished to the SEC (www.sec.gov) and may also be accessed through the Company’s internet website: www.warnaco.com.

ABOUT WARNACO

The Warnaco Group, Inc., headquartered in New York, is a leading apparel company engaged in the business of designing, marketing and selling intimate apparel, menswear, jeanswear, swimwear, men's and women's sportswear and accessories under such owned and licensed brands as Warner's®, Olga®, Lejaby®, Body Nancy Ganz®, Speedo®, Anne Cole®, Cole of California® and Catalina® as well as Chaps® sportswear and denim, Ocean Pacific® swimwear, Nautica® swimwear, Michael Kors® swimwear and Calvin Klein® men's and women's underwear, men’s and women’s bridge apparel and accessories, men's and women's jeans and jeans accessories, junior women's and children's jeans and men’s and women's swimwear.

FORWARD-LOOKING STATEMENTS

The Warnaco Group, Inc. notes that this press release and the conference call scheduled for February 26, 2007, as well as certain other written, electronic and oral disclosure made by the Company from time to time, may contain "forward-looking statements" within the meaning of Rule 3b-6 under the Securities Exchange Act of 1934, as amended, Rule 175 under the Securities Act of 1933, as amended, and

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relevant legal decisions. The forward-looking statements involve risks and uncertainties and reflect, when made, the Company's estimates, objectives, projections, forecasts, plans, strategies, beliefs, intentions, opportunities and expectations. Actual results may differ materially from anticipated results or expectations and investors are cautioned not to place undue reliance on any forward-looking statements. Statements other than statements of historical fact are forward-looking statements. These forward-looking statements may be identified by, among other things, the use of forward-looking language, such as the words "believe," "anticipate," "estimate," "expect," "intend," "may," "project," "scheduled to," "seek," "should," "will be," "will continue," "will likely result," or the negative of those terms, or other similar words and phrases or by discussions of intentions or strategies.

The following factors, among others and in addition to those described in the Company's reports filed with the SEC (including, without limitation, those described under the headings "Risk Factors" and "Statement Regarding Forward-Looking Disclosure," as such disclosure may be modified or supplemented from time to time), could cause the Company's actual results to differ materially from those expressed in any forward-looking statements made by it: economic conditions that affect the apparel industry; the Company's failure to anticipate, identify or promptly react to changing trends, styles, or brand preferences; further declines in prices in the apparel industry; declining sales resulting from increased competition in the Company’s markets; increases in the prices of raw materials; events which result in difficulty in procuring or producing the Company's products on a cost-effective basis; the effect of laws and regulations, including those relating to labor, workplace and the environment; changing international trade regulation, including as it relates to the imposition or elimination of quotas on imports of textiles and apparel; the Company’s ability to protect its intellectual property or the costs incurred by the Company related thereto; the Company’s dependence on a limited number of customers; the effects of the consolidation of the retail sector; the Company’s dependence on license agreements with third parties; the Company’s dependence on the reputation of its brand names, including, in particular, Calvin Klein; the Company’s exposure to conditions in overseas markets in connection with the Company’s foreign operations and the sourcing of products from foreign third-party vendors; the Company's foreign currency exposure; the Company’s history of insufficient disclosure controls and procedures and internal controls and restated financial statements; unanticipated future internal control deficiencies or weaknesses or ineffective disclosure controls and procedures; the sufficiency of cash to fund operations, including capital expenditures; the Company's ability to service its indebtedness, the effect of changes in interest rates on the Company's indebtedness that is subject to floating interest rates and the limitations imposed on the Company's operating and financial flexibility by the agreements governing the Company's indebtedness; the Company’s dependence on its senior management team and other key personnel; disruptions in the Company's operations caused by difficulties with the new systems infrastructure; the limitations on purchases under the Company's share repurchase program contained in the Company's debt instruments, the number of shares that the Company purchases under such program and the prices paid for such shares; the failure of newly acquired businesses to generate expected levels of revenues; the failure of the Company to successfully integrate such businesses with its

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existing businesses (and as a result, not achieving all or a substantial portion of the anticipated benefits of such acquisitions); and such newly acquired businesses being adversely affected, including by one or more of the factors described above and thereby failing to achieve anticipated revenues and earnings growth.

The Company encourages investors to read the section entitled "Risk Factors" and the discussion of the Company's critical accounting policies under "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Discussion of Critical Accounting Policies" included in the Company's Annual Report on Form 10-K, as such discussions may be modified or supplemented by subsequent reports that the Company files with the SEC. The discussion in this press release is not exhaustive but is designed to highlight important factors that may affect actual results. Forward-looking statements speak only as of the date on which they are made, and, except for the Company's ongoing obligation under the U.S. federal securities laws, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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_______________________________________________________________________________________________________

                                                                                             Schedule 1

                            THE WARNACO GROUP, INC.

                 CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
               (Dollars in thousands, excluding per share amounts)

                                                 Fourth Quarter           Fourth Quarter
                                                 of Fiscal 2006           of Fiscal 2005
                                                ---------------           ---------------
                                                  (Unaudited)               (Unaudited)

Net revenues (a)                                  $    480,567             $    354,490
Cost of goods sold                                     296,295                  231,604
                                                  ------------             ------------
Gross profit (b)                                       184,272                  122,886
Selling, general and administrative expenses(c)(d)     142,267                  101,623
Amortization of intangible assets (e)                    2,531                    1,221
Pension expense (income) (d)                            (1,774)                     892
Restructuring expense                                      191                       21
                                                  ------------             ------------
Operating income (f)                                    41,057                   19,129
Other income                                               431                      288
Interest expense, net (g)                                9,069                    4,382
                                                  ------------             ------------
Income from continuing operations before
  provision for income taxes                            31,557                   14,459
Provision for income taxes                               6,412                    5,248
                                                  ------------             ------------
Income from continuing operations                       25,145                    9,211
Loss from discontinued operations, net of taxes(h)       6,260                    2,346
                                                  ============             ============
Net income                                        $     18,885             $      6,865

Basic income per common share:
   Income from continuing operations              $       0.56             $       0.20
   Loss from discontinued operations                     (0.14)                   (0.05)
                                                  ------------             ------------
   Net income                                     $       0.42             $       0.15
                                                  ============             ============

Diluted income per common share:
   Income from continuing operations              $       0.55             $       0.20
   Loss from discontinued operations                     (0.14)                   (0.05)
                                                  ------------             ------------
   Net income                                     $       0.41             $       0.15
                                                  ============             ============

Weighted average number of shares outstanding
 used in computing income per common share:
   Basic                                            45,044,744               46,072,545
                                                  ============             ============
   Diluted                                          46,055,486               46,965,613
                                                  ============             ============

(a)  For the Fourth Quarter of Fiscal 2006, includes net revenues of $83,854 related to CKJEA.
(b)  For the Fourth Quarter of Fiscal 2006, includes gross profit of $37,160 related to CKJEA.
(c)  For the Fourth Quarter of Fiscal 2006, includes selling, general and administrative expenses of $36,778 related to CKJEA.
(d)  Pension income related to foreign operations of $71 has been reclassified from selling, general and administrative expenses to pension expense in the fourth quarter of Fiscal 2005 to conform to current period presentation.
(e)  For the Fourth Quarter of Fiscal 2006, includes amortization of intangible assets of $1,309 related to CKJEA.
(f)  For the Fourth Quarter of Fiscal 2006, includes operating loss of $928 related to CKJEA.
(g)  For the Fourth Quarter of Fiscal 2006, includes interest expense, net of
     $3,294 related to CKJEA.
(h)  During the fourth quarter of Fiscal 2006, the Company sold its Ocean
     Pacific businesses for a total consideration of $54,000. In addition, during the fourth quarter of Fiscal 2006, the Company discontinued the businesses associated with it its JLO, Lejaby Rose and Axcelerate
     Activewear brands and also closed certain Speedo retail outlet stores in the United States. The results of these operations have been reflected in
     "Loss from discontinued operations, net of taxes" for all periods presented.
     Pursuant to a new license agreement, the Company will continue to design, source, manufacture, market and distribute Ocean Pacific women's and junior swimwear for a period of three years and therefore this portion of the business is reflected in continuing operations.

_____________________________________________________________________________________________

                                                                                  Schedule 2

                             THE WARNACO GROUP, INC.

                 CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
               (Dollars in thousands, excluding per share amounts)

                                               Fiscal Year Ended          Fiscal Year Ended
                                               December 30, 2006          December 31, 2005
                                               -----------------          -----------------
                                                 (Unaudited)                (Unaudited)

Net revenues (a)                                  $  1,827,486             $  1,475,735
Cost of goods sold                                   1,135,314                  974,867
                                                  ------------             ------------
Gross profit (b)                                       692,172                  500,868
Selling, general and administrative expenses (c )      551,064                  388,366
Amortization of intangible assets (d)                   12,269                    4,020
Pension expense (income)                                (1,764)                   1,563
Restructuring expense (income)                             291                     (503)
                                                  ------------             ------------
Operating income (e)                                   130,312                  107,422
Other loss (income)                                     (2,919)                   1,019
Interest expense, net (f)                               35,690                   18,082
                                                  ------------             ------------
Income from continuing operations before
  provision for income taxes                            97,541                   88,321
Provision for income taxes                              23,930                   32,820
                                                  ------------             ------------
Income from continuing operations                       73,611                   55,501
Loss from discontinued operations, net of taxes(g)      22,861                    6,009
                                                  ------------             ------------
Net income                                        $     50,750             $     49,492
                                                  ============             ============

Basic income per common share:
     Income from continuing operations            $       1.61             $       1.21
     Loss from discontinued operations                   (0.50)                   (0.13)
                                                  ------------             ------------
     Net income                                   $       1.11             $       1.08
                                                  ============             ============

Diluted income per common share:
     Income from continuing operations            $       1.57             $       1.19
     Loss from discontinued operations                   (0.49)                   (0.13)
                                                  ------------             ------------
     Net income                                   $       1.08             $       1.06
                                                  ============             ============
Weighted average number of shares outstanding
 used in computing income per common share:
     Basic                                          45,719,910               45,872,308
                                                  ============             ============
     Diluted                                        46,882,399               46,804,053

(a)  For the Fiscal Year Ended December 30, 2006, includes net revenues of
     $314,214 related to CKJEA.
(b)  For the Fiscal Year Ended December 30, 2006, includes gross profit of
     $161,744 related to CKJEA.
(c)  For the Fiscal Year Ended December 30, 2006, includes selling, general and administrative expenses of $132,388 related to CKJEA.
(d)  For the Fiscal Year Ended December 30, 2006, includes amortization of intangible assets of $7,383 related to CKJEA.
(e)  For the Fiscal Year Ended December 30, 2006, includes operating income of
     $21,972 related to CKJEA.
(f)  For the Fiscal Year Ended December 30, 2006, includes interest expense, net of $13,372 related to CKJEA.
(g)  During the fourth quarter of Fiscal 2006, the Company sold its Ocean
     Pacific businesses for a total consideration of $54,000. In addition, during the fourth quarter of Fiscal 2006, the Company discontinued the businesses associated with it its JLO, Lejaby Rose and Axcelerate
     Activewear brands and also closed certain Speedo retail outlet stores in the United States. The results of these operations have been reflected in
     "Loss from discontinued operations, net of taxes" for all periods presented.
     Pursuant to a new license agreement, the Company will continue to design, source, manufacture, market and distribute Ocean Pacific women's and junior swimwear for a period of three years and therefore this portion of the business is reflected in continuing operations.

__________________________________________________________________________________________________

                                                                                       Schedule 3

                            THE WARNACO GROUP, INC.
                     CONSOLIDATED CONDENSED BALANCE SHEETS
                             (Dollars in thousands)

                                            December 30, 2006 (a)        December 31, 2005
                                            --------------------         -----------------
                                                (Unaudited)                (Unaudited)

ASSETS
Current assets:
    Cash and cash equivalents                     $    166,990             $    164,201
    Accounts receivable                                294,993                  210,204
    Assets held for sale                                   669                    1,112
    Inventories                                        407,617                  325,988
    Assets of discontinued operations (b)                5,657                        -
    Other current assets                                72,274                   46,463
                                                  ------------             ------------
        Total current assets                           948,200                  747,968
                                                  ------------             ------------
Property, plant and equipment, net                     122,628                  116,995
Intangible and other assets                            600,763                  355,088
                                                  ------------             ------------
TOTAL ASSETS                                      $  1,671,591             $  1,220,051

LIABILITIES AND STOCKHOLDERS' EQUITY
 Current liabilities:
    Short-term debt                               $    108,739             $          -
    Accounts payable and accrued liabilities           336,883                  229,647
    Accrued income tax payable                          41,174                   23,557
    Liabilities of discontinued operations (b)           7,527                        -
                                                  ------------             ------------
        Total current liabilities                      494,323                  253,204
                                                  ------------             ------------
Long-term debt                                         332,458                  210,000
Other long-term liabilities                            161,896                  127,360
Total stockholders' equity                             682,914                  629,487
                                                  ------------             ------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY        $  1,671,591             $  1,220,051
                                                  ============             ============

(a)  Selected balances as of December 30, 2006 related to CKJEA are presented below:
        Accounts receivable                            $78,774
        Inventories                                     59,504
        Intangible and other assets                    312,287
        Accounts payable and accrued liabilities        88,100

(b)  During the fourth quarter of Fiscal 2006, the Company sold its Ocean
     Pacific businesses for a total consideration of $54,000. In addition, during the fourth quarter of Fiscal 2006, the Company discontinued the businesses associated with it its JLO, Lejaby Rose and Axcelerate
     Activewear brands and also closed certain Speedo retail stores in the
     United States. Assets and liabilities as of December 30, 2006, related to these businesses have been reflected in "Assets of discontinued operations"
     and "Liabilities of discontinued operations", respectively, on the
     Company's consolidated condensed balance sheet.

_________________________________________________________________________________________________

                                                                                    Schedule 4

                             THE WARNACO GROUP, INC.
            NET REVENUES AND OPERATING INCOME (LOSS) BY BUSINESS UNIT
                             (Dollars in thousands)
                                   (Unaudited)

Net revenues:                   Fourth Quarter      Fourth Quarter                        %
                                of Fiscal 2006      of Fiscal 2005        Increase      Change
                                --------------      --------------      ------------    ------
Sportswear Group                $      223,328  (a) $      130,152      $     93,176     71.6%
Intimate Apparel Group                 173,233             141,382            31,851     22.5%
Swimwear Group                          84,006              82,956             1,050      1.3%
                                --------------      --------------      ------------    ------
Net revenues                    $      480,567      $      354,490      $    126,077     35.6%
                                ==============      ==============      ============    ======

Net revenues:                 Fiscal Year Ended    Fiscal Year Ended                      %
                              December 30, 2006    December 31, 2005      Increase      Change
                              -----------------    -----------------    ------------    ------
Sportswear Group                $      791,634 (a)  $      514,239      $    277,395     53.9%
Intimate Apparel Group                 646,952             581,295            65,657     11.3%
Swimwear Group                         388,900             380,201             8,699      2.3%
                                --------------      --------------      ------------    ------
Net revenues                    $    1,827,486      $    1,475,735      $    351,751     23.8%
                                ==============      ==============      ============    ======

                                Fourth Quarter        % of Total       Fourth Quarter      % of Total
                                of Fiscal 2006       Net Revenues      of Fiscal 2005     Net Revenues
                                --------------      --------------     --------------     -------------
Operating income (loss):
Sportswear Group (b)            $       18,581 (c)                      $      5,457
Intimate Apparel Group (b)              26,224 (d)                            14,647 (d)
Swimwear Group (b)                       8,369                                12,517
Unallocated corporate expenses         (11,926)         -2.5%                (13,471)         -3.8%
Restructuring income (expense)            (191)          0.0%                    (21)          0.0%
                                --------------      --------------      ------------        -----------
Operating income                $       41,057           8.5%           $     19,129           5.4%
                                ==============      ==============      ============        ===========

                              Fiscal Year Ended       % of Total     Fiscal Year Ended     % of Total
                              December 30, 2006      Net Revenues    December 31, 2005    Net Revenues
                              -----------------     --------------   -----------------    -------------
Operating income:
Sportswear Group (b)            $       61,604 (c)                      $     50,061
Intimate Apparel Group (b)              87,607 (e)                            56,698 (e)
Swimwear Group (b)                      18,716                                35,565
Unallocated corporate expenses         (37,324)         -2.0%                (35,405)         -2.4%
Restructuring income (expense)            (291)          0.0%                    503           0.0%
                                --------------      --------------      ------------        -----------
Operating income                $      130,312           7.1%               $107,422           7.3%
                                ==============      ==============      ============        ===========

(a)  Includes net revenues of $83,854 and $314,214 for the Fourth Quarter and
     Fiscal Year Ended December 30, 2006, respectively, related to CKJEA.
(b)  Includes an allocation of shared services expenses as follows:

                                 Fourth Quarter      Fourth Quarter     Fiscal Year Ended    Fiscal Year Ended
                                 of Fiscal 2006      of Fiscal 2005     December 30, 2006    December 31, 2005
                                 --------------      --------------     -----------------    -----------------

        Sportswear Group           $    4,852           $   4,561           $   19,807          $   18,245
        Intimate Apparel Group     $    3,057           $   2,802           $   12,476          $   11,207
        Swimwear Group             $    4,577           $   3,738           $   18,591          $   14,952

(c)  Includes operating income (loss) of $(928) and $21,972 for the Fourth
     Quarter and Fiscal Year Ended December 30, 2006, respectively, related to CKJEA.
(d)  Includes pension expense of $797 and $332 related to foreign operations for the Fourth Quarter of Fiscal 2006 and Fourth Quarter of Fiscal 2005, respectively.
(e)  Includes pension expense of $1,056 and $403 related to foreign operations for Fiscal 2006 and Fiscal 2005, respectively.

___________________________________________________________________________________________________

                                                                                        Schedule 5

                             THE WARNACO GROUP, INC.
              NET REVENUES AND OPERATING INCOME BY REGION & CHANNEL
                                (Fourth Quarter)
                             (Dollars in thousands)
                                   (Unaudited)

By Region:                                               Net Revenues
                                ------------------------------------------------------------
                                Fourth Quarter     Fourth Quarter     Increase /
                                of Fiscal 2006     of Fiscal 2005     (Decrease)   % Change
                                --------------     --------------     ----------   ---------

United States                   $      271,598      $     251,709     $   19,889        7.9%
Europe                                 112,755 (a)         57,937         54,818       94.6%
Canada                                  24,605             20,790          3,815       18.4%
Asia                                    52,869 (b)          8,891         43,978      494.6%
Mexico                                  18,740             15,163          3,577       23.6%
                                --------------     --------------     ----------   ---------
   Total                        $      480,567      $     354,490     $  126,077       35.6%

                                                       Operating Income

                                                   Fourth Quarter
                                Fourth Quarter     of Fiscal 2005     Increase /
                                of Fiscal 2006          (c)           (Decrease)   % Change
                                --------------     --------------     ----------   ---------
United States                   $       30,116      $      19,834     $   10,282       51.8%
Europe                                   6,046 (a)          3,324          2,722       81.9%
Canada                                   6,190              4,867          1,323       27.2%
Asia                                     8,304 (b)          2,209          6,095      275.9%
Mexico                                   2,518              2,387            131        5.5%
Unallocated corporate expenses         (11,926)           (13,471)         1,545      -11.5%
Restructuring income (expense)            (191)               (21)          (170)     809.5%
                                --------------     --------------     ----------   ---------
   Total                        $       41,057      $      19,129     $   21,928      114.6%

(a)  Includes net revenue of $41,529 and operating loss of $5,930 related to CKJEA.
(b)  Includes net revenue of $42,325 and operating income of $5,002 related to CKJEA.
(c)  Operating income for each of the regions and unallocated corporate expenses have been restated to conform to the current period presentation.

By Channel:                                               Net Revenues
                                ------------------------------------------------------------
                                Fourth Quarter     Fourth Quarter     Increase /
                                of Fiscal 2006     of Fiscal 2005     (Decrease)   % Change
                                --------------     --------------     ----------   ---------
Wholesale                       $      402,843 (a)  $     333,576         69,267       20.8%
Retail                                  77,724 (b)         20,914         56,810      271.6%
                                --------------     --------------     ----------   ---------
   Total                        $      480,567      $     354,490     $  126,077       35.6%
                                ==============     ==============     ==========   =========

                                                       Operating Income

                                                   Fourth Quarter
                                Fourth Quarter     of Fiscal 2005     Increase /
                                of Fiscal 2006          (c)           (Decrease)   % Change
                                --------------     --------------     ----------   ---------
Wholesale                       $       42,657 (a)  $      29,593         13,064       44.1%
Retail                                  10,517 (b)          3,028          7,489      247.3%
Unallocated corporate expenses         (11,926)           (13,471)         1,545      -11.5%
Restructuring income (expense)            (191)               (21)          (170)     809.5%
                                --------------     --------------     ----------   ---------
   Total                        $       41,057      $      19,129     $   21,928      114.6%
                                ==============     ==============     ==========   =========

(a)  Includes net revenue of $37,846 and operating loss of $3,566 related to CKJEA.
(b)  Includes net revenue of $46,008 and operating income of $2,638 related to CKJEA.
(c)  Operating income for each of the channels and unallocated corporate expenses have been restated to conform to the current period presentation.

________________________________________________________________________________________________

                                                                                     Schedule 6

                             THE WARNACO GROUP, INC.
              NET REVENUES AND OPERATING INCOME BY REGION & CHANNEL
                               (Full Fiscal Year)
                             (Dollars in thousands)
                                   (Unaudited)

By Region:                                                  Net Revenues
                                -------------------------------------------------------------
                                 Fiscal Year
                                    Ended            Fiscal Year
                                 December 30,       Ended December     Increase /       %
                                    2006               1, 2005         (Decrease)    Change
                                --------------      --------------     ----------   ---------

United States                   $    1,038,812      $    1,047,390     $  (8,578)      -0.8%
Europe                                 430,666 (a)         248,242       182,424       73.5%
Canada                                  98,514              90,928         7,586        8.3%
Asia                                   193,332 (b)          37,460       155,872      416.1%
Mexico                                  66,162              51,715        14,447       27.9%
                                --------------      --------------     ----------   ---------
   Total                        $    1,827,486      $    1,475,735     $ 351,751       23.8%
                                ==============      ==============     ==========   =========

                                                         Operating Income
                                -------------------------------------------------------------
                                 Fiscal Year
                                     Ended            Fiscal Year
                                 December 30,       Ended December     Increase /       %
                                      2006            31, 2005 (c)     (Decrease)    Change
                                --------------      --------------     ----------   ---------
United States                   $       62,015      $       70,819     $  (8,804)     -12.4%
Europe                                  41,457 (a)          31,698         9,759       30.8%
Canada                                  23,714              20,571         3,143       15.3%
Asia                                    30,825 (b)          10,814        20,011      185.0%
Mexico                                   9,916               8,422         1,494       17.7%
Unallocated corporate expenses         (37,324)            (35,405)       (1,919)       5.4%
Restructuring income (expense)            (291)                503          (794)    -157.9%
                                --------------      --------------     ----------   ---------
   Total                        $      130,312      $      107,422     $  22,890       21.3%
                                ==============      ==============     ==========   =========

(a) Includes net revenue of $159,269 and operating income of $2,626 related to CKJEA.
(b) Includes net revenue of $154,944 and operating income of $19,346 related to CKJEA.
(c) Operating income for each of the regions and unallocated corporate expenses have been restated
       to conform to the current period presentation.

By Channel:                                                  Net Revenues
                                -------------------------------------------------------------
                                 Fiscal Year
                                    Ended            Fiscal Year
                                 December 30,       Ended December     Increase /       %
                                    2006               1, 2005         (Decrease)    Change
                                --------------      --------------     ----------   ---------
Wholesale                       $    1,570,656 (a)  $    1,396,272       174,384       12.5%
Retail                                 256,830 (b)          79,463       177,367      223.2%
                                --------------      --------------     ----------   ---------
   Total                        $    1,827,486      $    1,475,735     $ 351,751       23.8%
                                ==============      ==============     ==========   =========

                                                        Operating Income
                                -------------------------------------------------------------
                                 Fiscal Year
                                     Ended            Fiscal Year
                                 December 30,       Ended December     Increase /       %
                                     2006            31, 2005 (c)     (Decrease)    Change
                                --------------      --------------     ----------   ---------
Wholesale                       $      132,574 (a)  $      128,901         3,673       2.8%
Retail                                  35,353 (b)          13,423        21,930     163.4%
Unallocated corporate expenses         (37,324)            (35,405)       (1,919)      5.4%
Restructuring income (expense)            (291)                503          (794)   -157.9%
                                --------------      --------------     ----------   ---------
   Total                        $      130,312      $      107,422     $  22,890       21.3%
                                ==============      ==============     ==========   =========

(a)  Includes net revenue of $167,063 and operating income of $10,592 related to CKJEA.
(b)  Includes net revenue of $147,151 and operating income of $11,380 related to CKJEA.
(c)  Operating income for each of the channels and unallocated corporate expenses have been restated to conform to the current period presentation.

___________________________________________________________________________________________________________

                                                                                               Schedule 7
                             THE WARNACO GROUP, INC.
                         QUARTERLY RESULTS OF OPERATIONS
               (Dollars in thousands, excluding per share amounts)
                                   (Unaudited)

                                                                         Fiscal 2006
                                                        --------------------------------------------------
                                                         First        Second        Third        Fourth
                                                        Quarter*      Quarter*     Quarter*      Quarter
                                                        ---------    ---------    ---------     ---------

Net revenues                                            $ 453,180    $ 445,565    $ 448,174     $ 480,567
Cost of goods sold                                        280,900      288,383      269,736       296,295
                                                        ---------    ---------    ---------     ---------
Gross profit                                              172,280      157,182      178,438       184,272
Selling, general and administrative expenses              132,188      136,573      140,036       142,267
Amortization of intangible assets                           3,218        3,825        2,695         2,531
Pension expense (income)                                      (28)          33            5        (1,774)
Restructuring expense (income)                                  -            -          100           191
                                                        ---------    ---------    ---------     ---------
Operating income                                           36,902       16,751       35,602        41,057
Other (income) loss                                         1,850         (766)      (4,434)          431
Interest expense, net                                       7,944        9,417        9,260         9,069
                                                        ---------    ---------    ---------     ---------
Income from continuing operations before provision
   for income taxes                                        27,108        8,100       30,776        31,557
Provision for income taxes                                  8,914        2,599        6,005         6,412
                                                        ---------    ---------    ---------     ---------
Income from continuing operations                          18,194        5,501       24,771        25,145
Loss from discontinued operations, net of taxes             4,313        2,078       10,210         6,260
                                                        ---------    ---------    ---------     ---------
Net income                                              $  13,881    $   3,423    $  14,561     $  18,885
                                                        =========    =========    =========     =========
Basic income per common share:
   Income from continuing operations                    $    0.39    $    0.12    $    0.54     $    0.56
   Loss from discontinued operations                        (0.09)       (0.05)       (0.22)        (0.14)
                                                        ---------    ---------    ---------     ---------
   Net income                                           $    0.30    $    0.07    $    0.32     $    0.42
                                                        =========    =========    =========     =========
Diluted income per common share:
   Income from continuing operations                    $    0.39    $    0.12    $    0.53     $    0.55
   Loss from discontinued operations                        (0.09)       (0.05)       (0.22)        (0.14)
                                                        ---------    ---------    ---------     ---------
   Net income                                           $    0.30    $    0.07    $    0.31     $    0.41
                                                        =========    =========    =========     =========
Weighted average number of shares outstanding used
   in computing income per common share:
       Basic                                            46,147,169  46,082,333   45,623,044    45,044,744
                                                        ==========  ==========   ==========    ==========
       Diluted                                          46,734,984  46,935,529   46,465,593    46,055,486
                                                        ==========  ==========   ==========    ==========

*  Previously reported quarterly results have been revised to reflect the effects of the operations that were classified as discontinued in the fourth quarter of Fiscal 2006.